Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES FIRST QUARTER 2016 RESULTS

•	Strong operating income of $19.2 million drives 8% increase in adjusted EBITDA

•	Volume growth in all major regions despite continued end-market weakness

•	Solid operating cash flow of $10.9 million up 34% from the prior year

April 27, 2016

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $178.1 million in the first quarter of 2016 compared to $181.3 million in the first quarter of 2015, as acquisition and base volume-related growth in each of the Company’s largest regions was more than offset by negative impacts from foreign currency translation and declines in selling price. While the Company’s net sales were negatively impacted by price adjustments due to lower raw material costs, these cost decreases also allowed the Company to further expand its gross margin in the first quarter of 2016, which, along with stable selling, general and administrative expenses, drove an 8% increase in operating income to $19.2 million in the first quarter of 2016 compared to $17.9 million in the first quarter of 2015.

The Company’s strong operating performance contributed to earnings per diluted share of $0.98 in the first quarter of 2016 compared to $0.78 in the first quarter of 2015, with non-GAAP earnings per diluted share increasing 4% to $0.98 in the first quarter of 2016 compared to $0.94 in the first quarter of 2015. The Company’s adjusted EBITDA increased 8% to $25.0 million in the first quarter of 2016 compared to $23.2 million in the first quarter of 2015. The Company was able to achieve these reported and non-GAAP results in the first quarter of 2016 despite negative impacts from foreign exchange of $0.02 per diluted share, or 2%, and continued weakness in global steel production. Driven by this earnings growth, the Company’s net operating cash flow increased approximately 34% to $10.9 million in the first quarter of 2016 compared to $8.1 million in the first quarter of 2015.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased with our solid first quarter results, despite continued market challenges. Specifically, we were able to grow our volumes both organically by 1% and from acquisitions by 4%, as well as expand our margins, which enabled us to generate strong increases in adjusted EBITDA and operating cash flow from the first quarter of 2015. This performance was achieved despite foreign exchange rate headwinds, which negatively impacted our top and bottom line by 5% and 2%, respectively, and, also, declines in global steel production of approximately 3.5% compared to the first quarter of 2015. As our year progresses, we expect to see some decline in gross margin due to timing differences between raw material price changes and our product pricing adjustments. However, we also expect to realize benefits from our previously announced restructuring program. In addition, we continue to believe in our ability to take market share and leverage our acquisitions to help offset these market challenges. In summary, our 2016 forecast continues to indicate growth in both the top and bottom lines and we still expect to increase non-GAAP earnings and adjusted EBITDA for the seventh consecutive year.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

First Quarter of 2016 Summary

Net sales in the first quarter of 2016 were $178.1 million compared to $181.3 million in the first quarter of 2015. The 2% decrease in net sales was primarily due to the negative impact of foreign currency translation of $8.0 million, or approximately 5%, and declines in selling price and product mix of 2%, which collectively offset a 5% increase in product volume, including sales from acquisitions.

Gross profit in the first quarter of 2016 increased $1.5 million from the first quarter of 2015, primarily driven by an expansion of gross margin to 38.1% in the first quarter of 2016 compared to 36.6% in the first quarter of 2015. The Company’s first quarter of 2016 gross margin continued to benefit from the timing of raw material cost decreases.

Selling, general and administrative expenses (“SG&A”) increased $0.2 million during the first quarter of 2016, primarily due to incremental costs associated with the Company’s July 2015 acquisition of Verkol S.A. and higher overall labor-related costs, which were partially offset by decreases from foreign currency translation.

Related to its 2015 global restructuring program announced in the fourth quarter of 2015, the Company did not incur additional restructuring expenses in the first quarter of 2016 and continues to execute the program as planned. Given the program is in the early stages of implementation, the Company has not realized material cost savings to date, but continues to project pre-tax cost savings as a result of this program to be approximately $3 million in 2016 and approximately $6 million annually in subsequent years. In addition, the Company still expects to substantially complete this program during 2016.

Operating income in the first quarter of 2016 was $19.2 million, which increased approximately 8% compared to $17.9 million in the first quarter of 2015. The increase in operating income was primarily due to the expansion of gross margin in the first quarter of 2016 noted above, as well as the relatively consistent level of SG&A quarter-over-quarter.

Other income was $0.7 million in the first quarter of 2016 compared to other expense of $0.2 million in the first quarter of 2015. The increase in other income was primarily driven by foreign exchange transaction gains realized in the first quarter of 2016 compared to foreign exchange transaction losses in the first quarter of 2015.

Interest expense was $0.2 million higher in the first quarter of 2016 compared to the first quarter of 2015, primarily due to increased average borrowings outstanding in the first quarter of 2016. Interest income was relatively flat in the first quarter of 2016 compared to the first quarter of 2015.

The Company’s effective tax rates for the first quarters of 2016 and 2015 were 32.3% and 30.8%, respectively. The increase in the first quarter of 2016 effective tax rate was primarily due to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% while it awaits recertification of a concessionary 15% tax rate, which was available to the Company during the first quarter of 2015. For the same reason, the Company currently estimates its second quarter of 2016 effective tax rate will also be between 31% and 33%. However, the Company still estimates its full year 2016 effective tax rate will approximate 28% to 30%.

Equity in net income of associated companies (“equity income”) increased $1.5 million in the first quarter of 2016 compared to the first quarter of 2015. The increase in equity income was primarily due to a smaller currency conversion charge recorded at the Company’s Venezuela affiliate during the first quarter of 2016, compared to the first quarter of 2015, due to changes in Venezuela’s foreign exchange markets and currency controls in both periods. In addition, equity income includes earnings from the Company’s interest in a captive insurance company, which was lower in the first quarter of 2016 compared to the first quarter of 2015.

The Company had a $0.2 million increase in net income attributable to noncontrolling interest in the first quarter of 2016 compared to the first quarter of 2015, primarily due to stronger performance at its India affiliate.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan bolivar fuerte noted above, negatively impacted the Company’s first quarter of 2016 net income by approximately 2%, or $0.02 per diluted share.

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Balance Sheet and Cash Flow Items

The Company’s net operating cash flow increased $2.8 million, or approximately 34%, to $10.9 million in the first quarter of 2016 compared to $8.1 million in the first quarter of 2015, driven by its improved operating performance and lower cash invested in the Company’s working capital. In addition, the Company repurchased 83,879 shares of its common stock for $5.9 million during the first quarter of 2016, pursuant to the Company’s share repurchase program, and also paid a $4.2 million cash dividend during the first quarter of 2016. Overall, the Company’s liquidity remains strong, with net debt of $3.9 million and a consolidated leverage ratio of less than one times EBITDA.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended March 31,
	2016	2015
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.98	$0.78
Equity income in a captive insurance company per diluted share	(0.01)	(0.06)
Cost streamlining initiative per diluted share	—	0.01
Currency conversion impact of the Venezuelan bolivar fuerte per diluted share	0.01	0.21
Non-GAAP earnings per diluted share	$0.98	$0.94

	Three Months Ended March 31,
	2016	2015
Net income attributable to Quaker Chemical Corporation	$12,946	$10,378
Depreciation and amortization	4,934	4,698
Interest expense	741	587
Taxes on income before equity in net income of associated companies	6,305	5,359
Equity income in a captive insurance company	(52)	(795)
Cost streamlining initiative	—	173
Currency conversion impact of the Venezuelan bolivar fuerte	88	2,806
Adjusted EBITDA	$24,962	$23,206

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the first quarter of 2016 results is scheduled for April 28, 2016 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended March 31,
	2016	2015

Net sales	$178,077	$181,330

Cost of goods sold	110,202	115,002

Gross profit	67,875	66,328
%	38.1%	36.6%

Selling, general and administrative expenses	48,641	48,464

Operating income	19,234	17,864
%	10.8%	9.9%

Other income (expense), net	706	(194)
Interest expense	(741)	(587)
Interest income	348	320
Income before taxes and equity in net income of associated companies	19,547	17,403

Taxes on income before equity in net income of associated companies	6,305	5,359
Income before equity in net income of associated companies	13,242	12,044

Equity in net income of associated companies	102	(1,437)

Net income	13,344	10,607

Less: Net income attributable to noncontrolling interest	398	229

Net income attributable to Quaker Chemical Corporation	$12,946	$10,378
%	7.3%	5.7%

Share and per share data:
Basic weighted average common shares outstanding	13,116,807	13,188,761
Diluted weighted average common shares outstanding	13,129,394	13,208,657

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.98	$0.78
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.98	$0.78

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31,	December 31,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$94,374	$81,053
Accounts receivable, net	188,218	188,297
Inventories, net	78,220	75,099
Prepaid expenses and other current assets	20,537	21,404
Total current assets	381,349	365,853

Property, plant and equipment, net	87,235	87,619
Goodwill	80,003	79,111
Other intangible assets, net	72,464	73,287
Investments in associated companies	21,194	20,354
Non-current deferred tax assets	19,916	23,468
Other assets	32,405	32,218
Total assets	$694,566	$681,910

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$645	$662
Accounts and other payables	69,748	71,543
Accrued compensation	13,626	19,166
Accrued restructuring	5,969	6,303
Other current liabilities	25,397	26,881
Total current liabilities	115,385	124,555
Long-term debt	97,620	81,439
Non-current deferred tax liabilities	11,071	11,400
Other non-current liabilities	78,964	83,273
Total liabilities	303,040	300,667

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2016 - 13,236,040 shares; 2015 - 13,288,113 shares	13,236	13,288
Capital in excess of par value	107,950	106,333
Retained earnings	329,684	326,740
Accumulated other comprehensive loss	(68,002)	(73,316)
Total Quaker shareholders' equity	382,868	373,045
Noncontrolling interest	8,658	8,198
Total equity	391,526	381,243
Total liabilities and equity	$694,566	$681,910

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$13,344	$10,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,157	3,071
Amortization	1,777	1,627
Equity in undistributed earnings of associated companies, net of dividends	(27)	1,437
Deferred compensation and other, net	980	1,091
Stock-based compensation	1,798	1,685
Gain on disposal of property, plant and equipment and other assets	(20)	(21)
Insurance settlement realized	(279)	(115)
Pension and other postretirement benefits	(2,685)	10
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	2,602	3,428
Inventories	(1,800)	(2,584)
Prepaid expenses and other current assets	1,183	(2,634)
Accounts payable and accrued liabilities	(8,647)	(9,516)
Change in restructuring liabilities	(509)	-
Net cash provided by operating activities	10,874	8,086

Cash flows from investing activities
Investments in property, plant and equipment	(2,172)	(2,414)
Payments related to acquisitions, net of cash acquired	(1,384)	528
Proceeds from disposition of assets	26	80
Insurance settlement interest earned	8	10
Change in restricted cash, net	271	105
Net cash used in investing activities	(3,251)	(1,691)

Cash flows from financing activities
Proceeds from long-term debt	14,687	-
Repayment of long-term debt	(159)	(1,327)
Dividends paid	(4,243)	(3,990)
Stock options exercised, other	(253)	(50)
Payments for repurchase of common stock	(5,859)	-
Excess tax benefit related to stock option exercises	104	287
Net cash provided by (used in) financing activities	4,277	(5,080)

Effect of exchange rate changes on cash	1,421	(1,708)
Net increase (decrease) in cash and cash equivalents	13,321	(393)
Cash and cash equivalents at the beginning of the period	81,053	64,731
Cash and cash equivalents at the end of the period	$94,374	$64,338